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                            AIM FUNDS MANAGEMENT INC.
                                 CODE OF ETHICS
                           (EFFECTIVE JANUARY 1, 2005)




CONTENTS

         o Code of Ethics

         o Rules and Procedures Adopted Under the Code of Ethics

         o Appendix 1 - Policy for Director and Employee Personal Dealings in the Shares and Options of AMVESCAP PLC

         o Appendix 2 - AMVESCAP Code of Conduct

         o Exhibit 1 - Pre-clearance of Personal Securities Transactions

         o Exhibit 2 - Covered Account Examples

         o Exhibit 3 - Initial/Annual Acknowledgement Form

         o Exhibit 4 - Sample Letter of Direction to Broker


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                            AIM FUNDS MANAGEMENT INC.
                                 CODE OF ETHICS
                  (INCLUDES ALL AMENDMENTS TO JANUARY 1, 2005)

1.       STATEMENT OF GENERAL PRINCIPLES

         1.1 As a fiduciary, AIM owes an undivided duty of loyalty to the Funds, and to the unitholders and the shareholders of those Funds. All employees must conduct themselves so as to avoid any actual conflict of interest with the Funds. All employees must refrain from conduct, which could give rise to the appearance of a conflict of interest.

         1.2 The purpose of the Code is to ensure the fair treatment of the Funds through the highest standards of integrity and ethical business conduct by our employees. The Code is designed to ensure, among other things, that the personal securities transactions of all employees are conducted in accordance with the following general principles:

                  1.2.1 a duty at all times to place the interests of the Funds first and foremost;

                  1.2.2 the requirement that all personal securities transactions be conducted in a manner consistent with this Code and in a manner that avoids any actual or potential conflict of interest or the appearance of a conflict of interest or any abuse of an employee's position of trust and responsibility; and

                  1.2.3 the principle that employees should not take otherwise inappropriate advantage of their positions.

         1.3 No code of ethics can address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Therefore, every employee is expected to be alert to any actual or potential conflicts of interest with AIM's clients, including the Funds, and to conduct himself or herself with good judgment. Failure to exercise good judgment, as well as violations of the Code, may result in the imposition of sanctions, including suspension or dismissal.


2.       DEFINITIONS

         2.1 In this Code of Ethics, the following terms have the following meanings:

         "ACCESS PERSON" has the meaning ascribed thereto by the Procedures;

         "AFFILIATE" AND "ASSOCIATE", when used in relation to any person, have the meanings ascribed to them by the Securities Act (Ontario);

         "AMVESCAP" means AMVESCAP PLC;

         "AIM" means AIM Funds Management Inc.;

         "CODE" means this Code of Ethics;



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         "COMMITTEE" means the Code of Ethics Committee established pursuant to this Code;

         "EMPLOYEE" means any full-time employee, part-time employee or contract employee of AIM unless expressly stated otherwise;

         "FORMS" means forms as prescribed by the Procedures;

         "FUNDS" means collectively the mutual funds and segregated funds, which from time to time make up the AIM Trimark Family of Funds and the other investment pools and similar investment products sponsored, managed or distributed by AIM and, unless the context otherwise requires or otherwise indicated, the Sub-Advised Funds and the US Funds;

         "GOVERNMENTAL AUTHORITY" means the government of any sovereign state or any political subdivision thereof, or of any political subdivision of a political subdivision thereof, and any entity-exercising executive, legislative, judicial, regulatory, administrative or other function of or pertaining to government;

         "LAW" means any law, code, treaty, rule, regulation or regulatory policy or determination of an arbitrator or Governmental Authority;

         "NON-PUBLIC INFORMATION" or "INSIDE INFORMATION" means information which has not been effectively communicated to the public such that the public has not had time to absorb the information. For example, information found in a report filed with the Ontario Securities Commission, the United States Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, Bloomberg Services, The Wall Street Journal, The Globe & Mail or other publications of general circulation would be considered public;

         "PERSON" means an individual, partnership, corporation, trust, joint venture, unincorporated association, board or body established by statute, government (or any agency or political subdivision thereof) or other entity;

         "PROCEDURES" means the Rules and Procedures adopted under this Code of Ethics;

         "SEC" means the Securities and Exchange Commission of the United
         States;

         "SECURITIES AUTHORITIES" means the Ontario Securities Commission and equivalent regulatory authorities in each province and territory of Canada and, where the context so requires, the SEC;

         "SECURITIES LEGISLATION" means the Laws of each province and territory of Canada which are applicable to AIM and the Funds and include the requirements, rules and policies of the Securities Authorities and, where the context so requires, the US Laws;

         "SUB-ADVISED FUNDS" means collectively the mutual funds and other investment products or funds (other than the US Funds) sponsored, distributed and/or maintained by an affiliate of AIM or a third party, to which AIM provides sub-advisory services;

         "US FUNDS" means any open-end investment company (i.e., a US mutual fund) registered under the US Investment Company Act (1940) managed by an affiliate of AIM or a third party, to which AIM provides sub-advisory services;

         "US LAWS" means the US Securities Act (1933), the US Securities Exchange Act of 1934, US




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         Investment Advisers Act (1940) and the US Investment Company Act (1940)
         and the rules applicable thereunder.

3.       APPLICABILITY

         3.1 Unless otherwise stated expressly in this Code, the provisions of this Code shall apply to all officers, directors and employees of AIM.

         3.2 The Code shall also apply to contract and part-time employees, who are treated under this Code in the same manner as full-time employees.

4.       INTERPRETATION AND ENFORCEMENT

         4.1 The President and Chief Executive Officer of AIM shall appoint a Code of Ethics Committee. The Committee shall have responsibility for interpreting the provisions of the Code, for adopting and implementing Procedures and for supervising enforcement of the Code. The Committee will appoint an officer to monitor personal investment activity by Access Persons, both before and after any trade occurs, to prepare periodic and annual reports, to conduct educational seminars and to be responsible for the general administration of the Code. In the event of a finding that a violation has occurred requiring significant remedial action, the Committee shall take such action as it deems appropriate including imposing sanctions or enforcing disgorgement of improper profits.

         4.2 The Committee shall make recommendations and submit reports to the Board of Directors of AIM and to the Advisory Board of the Funds with respect to the Funds other than the US Funds and the Sub-Advised Funds. The Committee shall make recommendations and submit reports with respect to the US Funds and the Sub-Advised Funds to the Board of Directors of AIM and to their respective manager, as may be required.

         4.3 If a sub-advisor is appointed by AIM for a Fund, AIM shall request and review the following:

                  4.3.1 The code of ethics and related procedures of the sub-advisor, and a statement as to its employees' compliance therewith;

                  4.3.2 Any statement or policy on insider trading and the procedures designed to prevent the misuse of material non-public information by any person associated with such sub-advisor; and

                  4.3.3 Such other information as may reasonably be necessary for AIM to satisfy itself as to the existence of appropriate policies and controls relating to conflicts of interest.

5.       PROCEDURES ADOPTED UNDER THE CODE

         From time to time, the Committee shall prescribe Procedures to carry out the intent of the Code. Without limiting the generality of the foregoing, the Committee shall establish Procedures relating to employees (both upon hiring or otherwise becoming covered by the Code, and on an




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         ongoing basis thereafter while they remain covered by the Code) and prescribe Forms for completion by employees. Such Procedures and Forms are hereby incorporated into the Code and form part of the Code. Therefore, a violation of the Procedures or Forms shall be deemed a violation of the Code itself.

         In particular, the Committee shall prescribe such procedures under the Code as it deems reasonably necessary to prevent its Access Persons from engaging in conduct prohibited by Rule 17j-1(b) under the US Investment Company Act (1940) with respect to US Funds, which procedures will be provided for approval to the Board of Directors of each US Fund (i) initially and (ii) thereafter, within six months of adoption of any material change.


6.       COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

         6.1      COMPLIANCE WITH LAWS

         Every employee is prohibited in knowingly engaging in any conduct, which violates any Law to which the employee, the Funds or AIM is subject. Each employee has a duty to know, understand and comply with those laws, which apply to his/her employment duties and responsibilities. Each employee should be aware that his/her legal obligations may be more extensive than his/her obligations to AIM and to the Funds under this Code. If an employee is uncertain about these requirements, he/she should contact the Chief Compliance Officer of AIM.

         6.2      COMPLIANCE WITH THIS CODE

         Each employee shall maintain knowledge of and shall comply with the provisions of this Code and any Procedures adopted hereunder. No employee shall knowingly participate in, assist, or condone any act that violates any Laws applicable to AIM or any provision of this Code.

         6.3      TIPPING

         Trading on or communicating, other than to persons with a need to know, material nonpublic information, or inside information, of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

         6.4      SUPERVISION OF EMPLOYEES

         Each employee having managerial or supervisory responsibility shall exercise a reasonable degree of supervision over their employees, with a view to preventing any violation by such persons of applicable Laws, AIM's corporate procedures, or the provisions of this Code.

         6.5      ANTI-MONEY LAUNDERING - TERRORIST FINANCING

         The attempted use of financial institutions and instruments to launder money or finance terrorist activity is a significant problem that has resulted in the passage of strict laws in many countries. Money laundering attempts to disguise money derived from illegal activity including drug trafficking, terrorism, organized crime, fraud, and many other crimes. Money launderers go to great lengths to hide the sources of their funds. Among the most common stratagems are placing cash in legitimate financial institutions (such as mutual funds), layering between numerous financial institutions, and integrating the laundered proceeds back into the economy as apparently legitimate funds.


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         Terrorist financing provides funds for terrorist activities. Terrorist activity has as its main objective to intimidate a population or compel a government to take action. This is done by intentionally harming or endangering a person, causing substantial property damage that is likely to seriously harm people or interfering with or disrupting essential services, facilities or systems. A terrorist group is one that is able to build and maintain an effective financial infrastructure. It must develop sources of funding and obscure the links between those sources and the activities the money supports. The funds must be readily available.

         AIM maintains strict policies regarding these matters. Such policies are outlined in the Mutual Fund Dealer Policies and Procedures manual and the Compliance Manual that may be obtained through the Legal & Compliance Department.

         6.6      REPORTING OF VIOLATIONS

         Any employee who has evidence that a violation of any Law or of this Code has occurred shall immediately report such evidence to the Chief Compliance Officer of AIM. Such action by the employee will remain confidential, unless the employee waives confidentiality or disclosure is required by legal or regulatory process. Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in Section 9 hereof.


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7.       CONFLICTS OF INTEREST [1]

         7.1 Employees shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest with AIM its affiliates and/or associates, or the Funds, which may be otherwise detrimental to the interests of AIM its affiliates and/or associates or the Funds.


8.       ETHICAL STANDARDS

         8.1      AMVESCAP CODE OF CONDUCT

         Employees shall conduct themselves in a manner consistent with the ethical and fiduciary standards of AMVESCAP as described in AMVESCAP's Code of Conduct (Appendix 2). AIM has a statutory duty to the Funds to act honestly in good faith and in their best interests and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances.

         8.2      FIDUCIARY STANDARDS

         Employees shall act in a manner consistent with their fiduciary obligation to the Funds, and shall not deprive any Fund of an investment opportunity in order to personally benefit from that opportunity. The failure of an employee to recommend an investment opportunity to, or to purchase an investment opportunity for, a Fund in order to obtain a personal benefit is considered a course of conduct that deprives a Fund of an investment opportunity. Such conduct is a violation of this Code. An example of this type of prohibited conduct is effecting a personal transaction in a security and intentionally failing to recommend, or failing to effect, a suitable Fund transaction in the same security.

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(1) Conflicts of interest generally result from a situation in which an individual has a personal interest in a matter that is or may be competitive with his or her responsibilities to other persons or entities (such as AIM or the Funds) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between a Fund on the one hand, and AIM, its officers, directors and employees, on the other hand, such conflict may result from the purchase or sale of securities for a Fund and for the personal account of the individual involved [or the account of any "affiliate" or "associate" of such individual, as such terms are defined in the Securities Act (Ontario)]. Such conflict may also arise from the purchase or sale for a Fund in which an officer, director or employee of AIM has an economic interest. Moreover, such conflict may arise in connection with vendor relationships in which such employee has any direct or indirect financial interest, family interests or other personal interest. To the extent of conflicts of interest between AIM and a vendor, such conflicts must be resolved in a manner that is not disadvantageous to AIM. In any such case, potential or actual conflicts must be disclosed to the Chief Compliance Officer of AIM and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner that is not disadvantageous to a client. If you are uncertain as to whether a conflict of interest exists or could arise, discuss the matter with the Chief Compliance Officer. The Chief Compliance Officer is responsible for resolving conflicts of interest.


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         8.3      OUTSIDE ACTIVITIES

         Without the knowledge and approval of the employee's supervisor, no employee shall engage in a business activity or practice for compensation in competition with AIM, its affiliates and/or associates. Every Access Person shall obtain the written approval of AIM's President and Chief Executive Officer to participate on a board of directors/trustees of any of the following organizations:

             o publicly traded company, partnership or trust;

             o hospital or philanthropic institution;*

             o local municipal authority; * and/or

             o charitable [or other not for profit] organization.*

         * These restrictions relate to organizations that have or intend to raise proceeds in a public securities offering.

         In the relatively small number of instances in which board approval is authorized, investment personnel serving as directors shall be isolated from those making investment decisions through AIM's information barrier (Chinese Wall) Procedures.

         8.4      STANDARD OF CARE IN INVESTMENT MANAGEMENT

         Every employee, in making an investment recommendation or taking any investment action, shall act honestly, in good faith and in the best interests of the Funds and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in the circumstances.

         8.5      IMPROPER INFLUENCE

         No employee shall attempt to improperly influence for his or her personal benefit any investment strategy to be followed or investment action to be taken by AIM, its affiliates and/or associates for the Funds.

         8.6      IMPROPER USE OF KNOWLEDGE

         No employee shall improperly use for personal benefit any knowledge, whether obtained through his or her relationship with AIM or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken by AIM for the Funds.

         8.7      USE OF PORTFOLIO INFORMATION

         No employee shall disclose any non-public information relating to a Fund's portfolio or transactions or to the investment recommendations of AIM, nor shall any employee disclose any non-public information relating to the business or operations of AIM, its affiliates and/or associates unless properly authorized to do so.

         8.8      GIFTS AND GRATUITIES

         No employee shall accept, directly or indirectly, from a broker/dealer or other vendor who transacts business with AIM or the Funds, any gifts, gratuities or other things of more than de minimis value or significance that their acceptance might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out


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         such person's duties or otherwise gives the appearance of a possible impropriety. For this purpose, gifts, gratuities and other things of value shall not include unsolicited entertainment so long as such unsolicited entertainment is not so frequent or extensive as to raise any question of impropriety.

         8.9      IPOS

         No Access Person shall acquire securities for an account for which he/she has a direct or indirect beneficial interest in an initial public offering ("IPO") or on behalf of any person, entity or organization that is not an AIM client. The only exemption is for Access Persons' discretionary accounts as is expressly provided for, if at all, in the Procedures.

         8.10     FOREIGN SECURITIES AND PRIVATE PLACEMENTS

         Any proposed personal securities transactions by Access Persons in connection with a security that is not registered for sale under Securities Legislation in Canada must be preapproved by the Chief Compliance Officer (or her designee). Private placements will not be approved unless, in addition to the requirements for approval of other trades, the Chief Compliance Officer is satisfied that the issuer is a "private company" under Securities Legislation and the Access Person has no reason to believe that the issuer or a related subsidiary company (whether or not such security are of the same class as the security held by such Access Person) will make a public offering of its securities within the next twelve months.

         8.11     TRADING BY ACCESS PERSONS IN SECURITIES TRADED BY FUNDS

         No Access Person may engage in a transaction in connection with the purchase or sale of a security within seven calendar days before and after a Fund trades in that same (or equivalent) security unless the de minimis exemption is available.

         8.12     SHORT-TERM TRADING

         No Access Person may purchase and voluntarily sell, or sell and voluntarily purchase the same (or equivalent) securities of the same issuer within 60 calendar days unless such employee complies with the disgorgement procedures adopted by the Code of Ethics Committee. Subject to certain limited exceptions set forth in the related Procedures, any transaction under this provision may result in disgorgement proceedings for any profits received in connection with such transaction by such employee. No employee (whether or not an Access Person) may trade in shares of open-end mutual funds sponsored or distributed by AIM or another AMVESCAP company except in accordance with procedures adopted under this Code.

9.       POLITICAL CONTRIBUTIONS AND ACTIVITY

         9.1 In accordance with AMVESCAP policies, AIM does not make political contributions nor does AIM participate in political activities, at any level of government. AIM makes no corporate donations to any political party or cause, including:


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           o  No purchases of seats or tables at fundraising events

           o No contributions to political parties or candidate campaigns (includes local or municipal politics)

           o  No endorsements of candidates

           o No use of AIM resources (e.g. photocopying, printing, use of office space for meetings) in aid of political activity

         No employee may make any such political contributions on behalf of AIM. Any employee who makes such a contribution, regardless of whether or not it is made to a registered political party, will not be reimbursed by AIM. If a contribution has already been made (for example, on a corporate credit card), the employee will be required to reimburse AIM. Breaches of this policy may result in disciplinary action.

         Employees, as private citizens, are of course free to engage in any political activity they wish, subject to rules in the Code of Conduct regarding outside activities and conflict of interest rules. If the political activity will interfere with the employee's ability to perform his or her job (e.g. running for office), the employee should discuss it with his or her manager.


10.      SANCTIONS

         10.1 Employees violating the provisions of AIM's Code or any Procedures adopted hereunder may be subject to sanctions, which may include, among other things, restrictions on such person's personal securities transactions; a letter of admonition, education or formal censure; fines, suspension, re-assignment, demotion or termination of employment; or other significant remedial action. Employees may also be subject to disgorgement proceedings for transactions in securities that are inconsistent with Sections 8.9 to 8.12 above.


11.      GENERAL

         11.1 This Code and the related Procedures cannot, and do not, cover every situation in which choices and decisions must be made, because other AIM policies, practices and procedures (as well as good common sense) and good business judgment also apply. Every person subject to this Code should read and understand these documents thoroughly. They present important rules of conduct and operating controls for all employees. Employees are also expected to present questions to the attention of their supervisors and to the Chief Compliance Officer (or designee) and to report suspected violations as specified in these documents.

         11.2 The Effective Date of this Code, as amended, is January 1, 2005.

         11.3 Amendments to the Code shall be effective on the date and in the manner as determined by the Board of Directors of AIM from time to time.